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	SOUTH SEAS PROPERTIES COMPANY LIMITED PARTNERSHIP
CALCULATION OF WEIGHTED AVERAGE UNITS OUTSTANDING


	EXHIBIT 99.1

The weighted average number of partnership units used in the computation of earnings per unit is as follows:

                                                   Three Months
                                                  Ended March 31
                                                 1997         1998
Actual number of units
 outstanding at the beginning of the
 year                                           4,426,568     4,515,818

Weighted average number of units issued
       during the year                                   -            -

Weighted average number of units
 outstanding during the year                    4,426,568     4,515,818

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EXH99_1/ss